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                                                                     EXHIBIT 5.1

January 28, 2000
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:  MATTSON TECHNOLOGY, INC.
          REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     As counsel to Mattson Technology, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with a proposed sale of those certain shares of the Company's newly-issued Common Stock, par value $0.001, as set forth in the registration statement on Form S-3 (the "Registration Statement") to which this opinion is being filed as Exhibit 5.1 (the "Shares").

     We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Shares of the Company identified in the above-referenced Registration Statement will be, upon effectiveness of the Registration Statement and receipt by the Company of payment therefor, validly authorized, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                          Respectfully submitted,

                                             /s/ GRAY CARY WARE & FREIDENRICH
                                                          LLP
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                                          GRAY CARY WARE & FREIDENRICH LLP